Exhibit 99

First Regional	1801 Century Park East
Bacorp	Los Angeles, CA 90067

To Our Fellow Shareholders:

On Friday, January 29, 2010 the California Commissioner of Financial Institutions closed our subsidiary, First Regional Bank, and appointed the Federal Deposit Insurance Corporation as its receiver.  With the assistance of the FDIC substantially all of the assets and liabilities of the bank were assumed by First Citizens Bank of Raleigh, North Carolina.

As you know from our financial reports over the past two years, the current severe economic recession took an enormous toll on the bank’s financial strength, as well as on the financial resources of our customers and their ability to meet their obligations to the bank.  In response, we reduced the size of the bank by over $500 million to improve its capital adequacy, and resolved millions of dollars in nonperforming loans and other problem assets.  Ultimately, however, even these efforts were not sufficient to save the bank.

In recent months we negotiated a substantial capital infusion with a group of investors that would have solved the bank’s capital and liquidity needs.  While the investor group had demonstrated their capability to perform and remained committed to the transaction to the very last, the regulators concluded that the transaction would take too long to consummate and moved to closure.

The closure of First Regional Bank will also have a severe impact on the financial condition of First Regional Bancorp (the “Bancorp”) and the value of your investment in it.  First Regional Bank was the only significant asset of the Bancorp, and accounted for virtually all of its earnings and cash flow.  Those resources are now lost to us, yet the Bancorp remains obligated for the repayment of trust preferred debt that was incurred in earlier years to support First Regional Bank’s growth.  We are currently evaluating how best to achieve an orderly resolution of the Bancorp’s financial situation, and will advise you of developments in this regard as they occur.

The decline and failure of First Regional Bank has been an emotionally draining experience for the members of the board and management, as well as our employees and their families.  Clearly this is a sad day for us all, as the hard work and teamwork shared for over thirty years are now history.  Despite this ending, we have been honored to serve as your board of directors, and we thank you for your continued support over that period and most especially in the recent trying times.

Sincerely,

/s/ Gary M. Horgan	/s/ H. Anthony Gartshore
Gary M. Horgan	H. Anthony Gartshore
Chairman of the Board	President and Chief Executive Officer